Exhibit 21.1

LIST OF SUBSIDIARIES

Banks.com, Inc. had seven wholly-owned subsidiaries as of December 31, 2009.

Banks.com, Inc. holds all of the issued and outstanding equity securities of InterSearch Corporate Services, Inc., a Nevada corporation.

InterSearch Corporate Services, Inc. holds all of the issued and outstanding equity securities of MyStockFund Securities, Inc., a Delaware corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of Walnut Ventures, Inc., a Nevada corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of La Jolla Internet Properties, Inc., a Nevada corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of Internet Revenue Services, Inc., a Nevada corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of Overseas Internet Properties, Inc., a Nevada corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of Dotted Ventures, Inc., a Delaware corporation.